Exhibit (a)(5)(1)

The following is an English translation, followed by the original Portuguese text, of an interview of Paulo Azevedo, Chief Executive Officer of Sonaecom, SGPS, S.A., with Jornal de Negócios, a Portuguese daily newspaper (“JN”), that was conducted on February 23, 2006 and published on February 24, 2006.

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This communication does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the proposed offer (the “Offer”) for the shares of Portugal Telecom, SGPS, S.A. (“PT”), or otherwise. The Offer will be made solely by an offer document containing and setting out the terms and conditions of the Offer (the “Offer Document”) and the letter of transmittal and form of acceptance (the “Acceptance Forms”), which will contain details of how the Offer may be accepted. In the United States, Sonae, SGPS, S.A. (“Sonae”), and Sonaecom, SGPS, S.A. (“Sonaecom”), will be filing a Tender Offer Statement containing the Offer Document, the Acceptance Forms and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO (the “Tender Offer Statement”) and PT is expected to file a Solicitation/ Recommendation Statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC after the Offer Document is made available to PT shareholders. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Sonae or Sonaecom and PT in connection with the Offer will be available from the date the Offer Document is made available to PT shareholders on the SEC’s website at http://www.sec.gov. The Offer Document and the Acceptance Forms will be made available by Sonaecom or its duly designated agent to all PT shareholders at no charge to them. PT shareholders are strongly advised to read the Offer Document and the Acceptance Forms, and any other relevant documents filed with the SEC, as well as amendments and supplements to those documents because they will contain important information. PT shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

Unless otherwise determined by Sonae and/or Sonaecom and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Australia or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Australia, Canada or Japan. Accordingly, unless otherwise determined by Sonae and/or Sonaecom and permitted by applicable law and regulation, neither copies of this announcement nor any other documents relating to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

Notwithstanding the foregoing, Sonae and/or Sonaecom retains the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation. The availability of the Offer to persons not resident in Portugal or the United States may be affected by the laws of the relevant jurisdiction. Persons who are not resident in Portugal or the United States should inform themselves about and observe any applicable requirements.

The Offer will be made by Sonae and/or Sonaecom and (outside the United States) by Banco Santander de Negócios Portugal, S.A., on its or their behalf.

This communication may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed Offer, based on management’s current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-looking information or statements.

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“PT Shareholders believe that Our Offer will be Successful”

Sonaecom CEO says that PT shareholders are buying into the price, he has doubts of PT’s management’s impartiality and the TMN/Optimus merger will make room for the launch of a new mobile operator.

JN: What is your assessment of the events taking place during the weeks following announcement of the Offer?

PA: To be honest, I think that the reaction was overwhelming. I knew that our Offer was very reasonable, but I had no idea that it would be so widely supported. Shareholders believe in the success of the offer as the current PT share price has increased in line with our proposed offer price, differing only by the time-value-of-money i.e., financial cost. If shareholders believed there may be a counter-offer the share price would be higher. Since the share price is higher than the price prior to announcement of the offer, this means that there is great confidence that the transaction will be concluded at the offer price. The history of Sonaecom and Sonae is unique, acknowledged as having created value in the companies they operate. Reaction from analysts, business managers and the press has also been positive.

JN: The Offer has not been unanimously applauded by analysts.

PA: During these last few days, we have been the target of negative comments that are totally irrelevant. It’s a pity. These are comments that are being “fed” to the media.

JN: By whom?

PA: I imagine they were made by the 12 defense experts officially “not retained” by PT. We do not engage in this kind of behaviour. We will continue to explain our strategy and we hope that PT’s management will study our proposal in an impartial manner, will give PT’s shareholders good advice and send those 12 experts home, or give them something else to do.

JN: Who are those 12 experts?

PA: The media announced, and this has not been denied by PT, that five investment banks, 5 law firms and 2 communication firms have been retained.

JN: Do you think that the PT management is not neutral?

PA: A management team cannot defend against an Offer, unless the shareholders request such defense. I have observed with some concern “poison pill” type strategies, such as retaining defense experts at a high cost, which is not justified. I would be less concerned if management denied that it retained those 12 defense experts.

JN: The “unblocking” of PT’s articles of association must be approved by at least 66% of the shareholders at a General Shareholders Meeting of PT. Does this mean that the current “core shareholders”...

PA: I’ve never heard that being referred to as “core shareholders.”

JN: Are there not “core shareholders” in PT?

PA: No. I think that most of the shareholders do not know each other.

JN: Telefonica, BES, Monteiro de Barros, Coronel Luís Silva, CGD and funds...

PA: To date there has not been a single shareholder, other than Ricardo Salgado, that has stated that the Offer is hostile. This is also a very positive sign. I have never seen these shareholders acting as a Group.

JN: PT competes on a global scale and Sonae will reduce this growth ambition if it controls 50% of the share capital.

PA: PT does not compete on a global scale. It holds a very strong position in Portugal and holds stakes in other companies. One of our goals is to become operators on an international scale. It is important that PT starts to gain international scale, operating in an integrated manner in several countries. To radically change a strategy you need strong shareholder leadership, which you cannot do with a diluted shareholder base.

JN: After the strategy is changed, will you keep the family characteristic of the Group?

PA: This is not a family issue. One of the major concerns of the Portuguese Government is that shareholder control is kept in Portuguese hands and that is what we said we would do. In a listed company, it’s impossible to have Portuguese control unless you hold 51% of the shares. I agree there can be future scenarios that would allow this. However, the Portuguese Government has been very clear that it wants to be assured of the shareholding control.

JN: The analysts agree there is a highly leveraged structure.

PA: It’s interesting and efficient that both companies have low debt ratios. There will be a share capital increase with which the Offer, although leveraged, continues to be conservative. The majority of analysts consider that the value increase at Sonaecom is substantial.

JN: The valuation of Sonae’s shares is typical for a situation when a company announces a share capital increase. It means that the Offer is really low.

PA: It cannot be the case that both the deal is so good that we should pay more and that our financial capability is questioned.

JN: Is the license for a third operator acceptable? Will there be a negative impact on margins, therefore making the offer unfeasible?

PA: What would not make sense, given our balanced proposal, is that we would not be able to merge the two companies. We are not worried about other issues such as market power, competition and prices. These kind of measures (remedies by the Competition Authority) would, in principle, not be looked upon negatively by us. The plan of joining the two companies is not aimed at reducing competition. This is important for the discussion of the future of PT, for the new reality created, and of us knowing that we are creating a stronger company and not a weaker one. Any other proposal will have to create competition, because the situation we have is not sustainable. This is essential not only from a financial point of view but also from a political viewpoint and for the company and its workers.”

Entrevista de Paulo Azevedo sobre a OPA à PT

Jornal de Negócios, 24 de Fevereiro de 2006

Como avalia estas semanas que decorreram desde o anúncio da OPA?

Muito sinceramente, a resposta foi esmagadora. Sabia que a nossa oferta era muito equilibrada, mas não fazia ideia de que iria ter um apoio generalizado. Os accionistas acreditam no sucesso da OPA, pois puseram o preço por acção em linha com a nossa oferta, acrescido basicamente da diferença do custo financeiro. Se acreditassem numa contra-Opa, a cotação estaria mais alta. Como também não ficou junto à cotação anterior, significa que há grande confiança de que a OPA acontecerá àquele preço. O comportamento da Sonaecom e Sonae é ainda mais raro, pois reconhecem o valor criado nas empresas. Foram também boas as reacções dos analistas, dos homens de negócios e dos editoriais dos principais jornais.

O aplauso não é unânime entre analistas.

Nos últimos dias, tem havido uma injecção de notícias negativas, mas completamente irrelevantes. Tenho pena. São coisas colocadas.

Por quem?

Imagino que sejam os doze especialistas de defesa oficialmente não contratados. Não entramos nesse tipo de actuação. Vamos continuar a explicar a nossa estratégia e ainda temos a esperança de que a administração da PT olhe para a nossa proposta com neutralidade, que aconselhe bem os seus accionistas e que mande esses doze especialistas para casa ou que os ponha a trabalhar noutra coisa.

Quem são esses doze especialistas?

A imprensa anunciou, e não foi desmentida, a contratação de cinco bancos de investimento, cinco gabinetes de advogados e dois gabinetes de assessoria de comunicação.

A administração não está neutral?

Uma administração não pode decidir defender-se de uma OPA se os accionistas não quiserem ser defendidos. Vejo com alguma preocupação estratégias do tipo “poison kill”, de contratar um conjunto de serviços a custos elevados e que não se justificam. Estaria mais tranquilo se o conselho desmentisse que contratou esses doze especialistas em defesa.

A desblindagem dos estatutos necessita de 66% dos votos em AG. Isso significa que o actual núcleo duro...

Nunca ouvi além referir-se a isso como núcleo duro.

Não há núcleo duro na PT?

Não. Julgo que a maior parte deles nem se conhecem.

Telefónica, BES, Monteiro de Barros, Coronel Luís Silva, CGD e fundos...

Até hoje não há um único accionista, além de Ricardo Salgado, que tenha declarado a OPA hostil. E isso também é um sinal muito positivo. O núcleo que está a referir nunca o vi comportar-se como um grupo.

A PT concorre à escala global e, ao concentrar metade do capital, a Sonae reduz-lhe a ambição de crescimento.

A PT não compete à escala global. Tem uma posição muito forte em Portugal e tem participações em alguma empresas. Uma das coisas que queremos é tornar-nos mesmo operadores à escala internacional. É importante para a PT que comece a ganhar essa escala, operando de forma integrada em vários países. O controlo é importante porque mudar uma estratégia radicalmente requer liderança accionista e não se faz com o poder diluído pelo mercado.

Depois da estratégia mudada, mantém a característica familiar do grupo?

Não é uma questão familiar. Há uma preocupação muito grande do Governo em garantir o controlo português nesta empresa e, portanto, nós disponibilizamo-nos para isso. Não é líquido que numa sociedade cotada se assegure esse controlo português, sem deter os 51%. Admito que cenários futuros onde isso seja viável. Mas o Governo foi muito claro que quer assegurar o controlo accionista.

Os analistas convergem no excesso de endividamento.

Está é uma operação em que parte do seu interesse e da sua eficiência é tratarem-se de duas empresas com rácios de endividamento baixos. Há um aumento de capital e isto permite fazer uma operação que, sendo alavancada, continua a ser conservadora. A generalidade dos analistas considera que o aumento de valor da Sonaecom é bastante grande.

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O facto das acções da Sonae valorizarem não é nada normal para quem anunciou o aumento de capital. Significa que a oferta é mesmo baixa.

O que não pode ser verdade é as duas coisas: que o negócio é tão chorudo que até devíamos pagar mais e, em simultâneo, questionar a nossa capacidade financeira.

A atribuição de uma terceira licença é aceitável? Não vai prejudicar as margens, inviabilizado a OPA?

A única coisa que deixaria de fazer sentido, no equilíbrio global da proposta, é se não pudéssemos juntar as duas empresas. Nas outras questões que têm a ver com poder de mercado, com concorrência, com preços, não temos absolutamente receio nenhum. Este tipo de medidas [remédios por parte da AC] não avaliaremos de forma negativa. A questão da junção das duas empresas não é para diminuir a concorrência. Isto é importante para toda a discussão do futuro da PT, da nova realidade criada, de sabermos que estamos a criar uma empresa mais forte e não mais fraca. Qualquer outra proposta terá de criar concorrência, porque a situação que temos é insustentável. Isto é essencial, não só do ponto de vista financeiro, mas também do ponto de vista político e da empresa e dos trabalhadores.